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                                                                  Exhibit (d)(6)


                              SPEEDFAM-IPEC, INC.

                    FORM OF INCENTIVE STOCK OPTION AGREEMENT


                                                  Dated as of
                                                  ______________, _______

[Name]
[Address]

Dear __________:

     The undersigned, SpeedFam-IPEC, Inc. (the "Company"), is authorized to issue ______________ shares of Common Stock with no par value, of which ______________ shares are currently issued and outstanding.

     Pursuant to the provisions of the Company's [___________________ Plan] (the "Plan"), the Company has authorized the sale of __________________ shares of the Company's Common Stock to you at a purchase price per share of $_______, all upon the terms and conditions herein set forth. Shares of the Company's Common Stock to be purchased by you hereunder are herein for convenience called "Shares."

     Accordingly, the Company confirms its agreement with you as follows:

     (1) Purchase of Shares at Your Option. Subject to the terms and conditions herein set forth, the Company agrees to sell to you, at your option, _________ Shares for a purchase price of $__________ per share, being an aggregate purchase price of $__________, in one or more installments before the tenth anniversary of the date hereof.


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     (2)  Exercise of Option.  "Subject to such further limitations as are provided herein, your option shall become exercisable in ________ installments, you having the right hereunder to purchase from the Company the following number of Shares upon exercise of the option, on and after the following dates, in cumulative fashion:

[_____________________________________________________________________

______________________________________________________________________

______________________________________________________________________

______________________________________________________________________

______________________________________________________________________]

     (3) Purchase of Optioned Shares. The Shares covered by your option may be purchased by you by giving the Company written notice of your election to do so. Such notice shall state the number of Shares to be purchased and shall be accompanied by the payment of the full purchase price for such Shares in cash or by check payable to the order of the Company.


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     (4)  Transferability.  The rights granted you hereunder may not be sold, pledged, assigned, transferred or otherwise disposed of in any manner whatsoever; provided, however, that an option granted to you may be transferred upon your death by your will or by the laws of descent and distribution. Only you shall have the right to purchase Shares hereunder during your lifetime.

     (5)  Termination.   This Incentive Stock Option Agreement and all options
to purchase Shares not yet purchased by you hereunder shall terminate upon the first to occur of any of the following events:

     (a) The execution of a written agreement by and between you and the Company providing for such termination;

     (b)  The receipt by the Company from you of notice of such termination;

     (c) The date occurring three months from the date of termination of your employment by the Company for any reason (whether by reason of resignation, discharge, retirement, or otherwise) other than your death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986 as amended from time to time);

     (d) The date occurring one year from the date of termination of your employment by reason of your death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended from time to time);

     (e) The failure by you to exercise your option hereunder prior to the expiration of the term thereof;

     (f) The merger or consolidation of the Company and one or more corporations in which the Company is not the surviving corporation, when preceded by at least 30 days' notice thereof to you; or

     (g)  The adoption of the Company of a plan of dissolution or liquidation.

Following the termination of this Incentive Stock Option Agreement, the Company shall issue to you a stock certificate evidencing the number of Shares purchased by you hereunder not theretofore evidenced by a stock certificate, and thereupon neither you nor the Company shall have any further obligations to the other hereunder.


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     (6)  Incentive Stock Option Plan of the Company.  This Incentive Stock
Option Agreement is being entered into with you pursuant to the terms and conditions of the Plan, all of which terms and conditions are incorporated herein by reference. By your execution hereof you acknowledge receipt of a copy of the Plan.

     (7) Taxation Upon Disposition of Shares Granted Under Option. If you sell Shares issued to you by reason of your exercise of the option hereunder, how you are taxed on such sale may depend in part on how long you have held such Shares prior to sale.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company the enclosed copy of the Incentive Stock Option Agreement whereupon it shall become a binding agreement between us.


                                             Very truly yours,

                                             SPEEDFAM-IPEC, INC.

                                             By: ____________________________

The foregoing is hereby confirmed and
agreed to as of the ______ day of
______________.


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